Exhibit 99.1

MDRNA, Inc. Announces First Quarter 2010 Financial Results

Highlights First Quarter and Recent Corporate Accomplishments

Bothell, WA, May 13, 2010 - MDRNA, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported financial results for the first quarter ended March 31, 2010, and recent corporate accomplishments.

“As we close in on the end of the second quarter 2010, we see the last twelve months as a year of building,” stated J. Michael French, President and Chief Executive Officer of MDRNA. “Whereas 2008-2009 was a year of transition, 2009-2010 was a year of building clinical pipelines, technology platforms, partnerships and a world-class research and management team. Besides significant advancements in our own efforts, we announced in April that we entered into a definitive agreement to acquire Cequent Pharmaceuticals, a privately-held company that has made tremendous progress developing novel compounds utilizing a proprietary approach, transKingdom RNAi. We expect this acquisition to give MDRNA the unique advantage of multiple proprietary RNAi drug discovery platforms capable of delivering therapeutics via systemic, local and oral administration as well as a pending Phase 1 human clinical trial in what could possibly be the first RNAi-based therapeutic to reach the market. Equally important, we have forged multiple collaborative relationships with major pharmaceutical companies, including Pfizer and Astra-Zeneca, which further validate the potential of our proprietary RNAi drug discovery platform consisting of our novel UsiRNA constructs and DiLA2 delivery technology. We are currently supporting a total of five early collaborative efforts and expect to enter two multi-year R&D collaborations this year with one being established as early as mid-year. We are excited about the coming twelve months which we see as a year of execution – A year where we have an on-going human clinical trial, multiple R&D collaborations with international pharmaceutical companies and a robust pre-clinical pipeline directed at oncology and inflammatory diseases.”

FINANCIAL RESULTS

Net loss

Net loss for the first quarter of 2010 was approximately $9.5 million or $0.20 per share, compared to net income of approximately $7.3 million or $0.23 per share for the same period of 2009.

Revenue

Revenue was approximately $0.2 million for the first quarter of 2010 compared to $14.2 million for the first quarter of 2009. Revenue in the first quarter of 2009 included licensing fees of $7.25 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals related to the amendment to our 2006 License Agreement.

Expenses

Research and development (“R&D”) expenses for the first quarter of 2010 decreased 13%, from approximately $4.1 million to $3.6 million, compared to the prior year quarter. The 2009 period included significant expenses for patent license fees which did not recur in 2010. Aside from patent license fees, direct project-related spending increased in the first quarter of 2010 over 2009 as we advanced our RNAi therapeutics pipeline.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2010 were approximately $2.6 million which represents an increase of 21%, compared to $2.1 million in the prior year quarter. In the first quarter of 2010 we recorded transaction costs of approximately $0.6 million relating to the proposed merger between MDRNA and Cequent. Excluding merger-related costs, SG&A expenses decreased overall in the first quarter of 2010 compared to the first quarter of 2009.

Interest and Other Expense

We recorded interest and other expense of approximately $0.8 million in the first quarter of 2010 compared to $0.1 million in the first quarter of 2009. In December 2009 we issued secured promissory notes in the amount of $1.0 million, along with warrants valued initially at approximately $0.9 million. The December 2009 notes payable were paid in full in January 2010 and the related security interests in our assets were released. The first quarter of 2010 interest and other expense amount consists primarily of amortization of debt issuance costs and non-cash amortization of the debt discount resulting from the fair value at issuance of the warrants issued to the note holders. The first quarter of 2009 interest expense relates to our former capital lease obligations with GE Capital which were converted to a note payable in January 2009 and subsequently paid in full in June 2009.

Other Income/(Expense)

We recorded a net gain on settlement of liabilities during the first quarter of 2009 of approximately $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE Capital, severance compensation and other accounts payable. We also recorded expenses of approximately $2.7 million and $1.0 million in the first quarter of 2010 and 2009, respectively, related to the re-measurement of price-adjustable warrants required to be classified as liabilities beginning January 1, 2009. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price and variables in our Black-Scholes-Merton valuation model.

Balance Sheet

As of March 31, 2010 we had cash and cash equivalents of approximately $3.8 million compared to $1.7 million as of December 31, 2009. As a result of our cash position, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, which was included in our 10-K for the 2009 fiscal year.

In connection with the merger agreement between MDRNA and Cequent, we entered into a loan agreement under which Cequent agreed to loan us up to $3 million to fund our operations. In April 2010 we drew down $1 million under the loan agreement. We believe that our current resources, including the available draw downs on the Cequent loan, will be sufficient to fund our planned operations into the third quarter of 2010. In addition, cash brought to the company through the closing of the Cequent acquisition will be sufficient to fund the combined company operations into December 2010.

FIRST QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Acquisition of Cequent Pharmaceuticals:

•

Announced acquisition of Cequent Pharmaceuticals which will expand our oncology pipeline with a pending Phase 1 human trial in Familial Adenomatous Polyposis expected to begin in the third quarter, expanding our RNAi drug discovery platform capabilities with the addition of the transKingdom RNAi platform – an orally delivered RNAi-based therapeutic approach to gastrointestinal diseases.

•	Pending MDRNA shareholder approval, the acquisition is expected to close in July 2010.

Advanced RNAi Oncology Programs:

•	Demonstrated significant knockdown (>60%) of survivin mRNA with MRNA-046 in a orthotopic liver tumor model and an associated significant decrease in tumor weight (~65%) at study termination.

•

Demonstrated significant knockdown of up to 90% for survivin mRNA with MRNA-046 via local (intravesical) delivery to mouse bladder. There was a dose-dependent decrease in bioluminescence of up to 90% at 1 mg/kg in MRNA-046-treated mice, indicating significant reduction in tumor volume.

•

Demonstrated potent anti-tumor activity with a UsiRNA targeting PLK1 (Polo-like Kinase 1) in a mouse orthotopic bladder cancer model. Data following local administration of the PLK1 UsiRNA in a DiLA[2] liposome formulation demonstrated a dose-dependent decrease in bioluminescence of greater than 90% at a dose of 1 mg/kg indicating significant reduction in tumor volume.

•

Demonstrated increased tumor reduction when two UsiRNAs were combined within a single DiLA[2] formulation. For a survivin/PLK1 combination, tumor bioluminescence and survivin mRNA expression was notably lower (~30% for each endpoint) when compared to a survivin alone (MRNA-046). Similar results for tumor bioluminescence and mRNA were found with the survivin/FGFR3 combination. With the survivin/HRAS combination there was a ~40% greater decrease in tumor bioluminescence and ~50% greater inhibition of survivin mRNA compared to MRNA-046 alone.

Advanced RNAi Drug Discovery Platform:

•

Demonstrated that strategic placement of UNA (unlocked nucleobase analogs) within short-interfering RNAs, termed UsiRNAs, results in greater strand-specific activity and minimizes off-target activity when compared to standard siRNAs.

•	Reported substantial advances in delivery efficiency with the DiLA[2] technology.

•

A second generation DiLA[2] formulation, when paired with an UsiRNA construct delivered via systemic injection, resulted in 50% knockdown of Factor VII (FVII) protein at a 80 microgram per kilogram dose.

•	Demonstrated exceptional stability of DiLA[2] formulation over a one year period under a variety of conditions with no observed loss in potency or change in particle characteristics.

Advanced R&D Collaboration Opportunities:

•	Announced a research study with Pfizer (NYSE: PFE). The relationship is focused on the evaluation of MDRNA’s proprietary DiLA[2] platform and UsiRNA constructs for RNAi

•	Announced an early collaborative effort with AstraZeneca Investment (China) Company, Ltd. focused on our proprietary DiLA[2] delivery system for systemic delivery in hepatocellular carcinoma (HCC).

•	Announced an additional early collaborative effort with an undisclosed RNA-based therapeutics company focused on microRNA (miRNA)-directed oncology therapies.

•	Announced one additional early collaborative effort with a major international pharmaceutical company to utilize the broad capabilities of our proprietary drug discovery engine for RNAi therapeutics.

•	In total, the Company is currently supporting five early collaborative efforts, including the Pfizer and AstraZeneca efforts.

Advanced Intellectual Property Portfolio:

•

Acquired intellectual property for conformationally restricted nucleotides (CRN) (formerly called bridged nucleic acids) from Valeant Pharmaceuticals North America. CRN’s enable MDRNA to tailor key characteristics of UsiRNA constructs to impart greater versatility and specificity. In addition, the technology permits us the opportunity to pursue single-stranded and antagomir therapeutic approaches.

•

U.S. Patent and Trademark Office (USPTO) issued patent U.S. 7,704,953 covering methods for the delivery of siRNAs as well as a broad array of compounds with pharmacological activity, with a targeting peptide that has preferential affinity for lung tissue. This peptide may be used with the DiLA[2] delivery technology for tissue specific targeting for respiratory diseases.

•

U.S. Patent and Trademark Office (USPTO) issued a Notice of Allowance for patent application U.S. 12/701,397 covering methods for the delivery of siRNAs as well as a broad array of compounds with pharmacological activity, with a targeting peptide with high binding affinity and internalization to cells involved in hepatocellular carcinoma. This peptide may be used with the DiLA[2] delivery technology for tissue specific targeting and cellular uptake for liver diseases.

•	U.S. Patent and Trademark Office (USPTO) issued patent U.S. 7,696,343 covering an siRNA directed against a junctional adhesion molecule-1 (JAM-1) gene.

•

Intellectual Property Office of New Zealand (IPONZ) issued a Notice of Acceptance for patent application 553828, titled “Methods of Treating an Inflammatory Disease by Double-Stranded Ribonucleic Acid” with allowed claims that cover small interfering RNAs (siRNA) directed against tumor necrosis factor (TNF); further developing a patent portfolio that is both comprehensive and distinct from other RNAi companies.

•

Received a Notification of Granting Patent Rights in China for the use of nucleic acids, such as an siRNA, for the treatment of cancer. This particular patent describes the modulation of claudins, which are proteins implicated in tumor progression and metastasis and extends our oncology patent estate worldwide.

Presented at Numerous Scientific and Investor Meetings and Conferences:

•

Presented at the following scientific meetings: 5th Annual Oxford RNAi; American Association for Cancer Research 101st Annual Meeting 2010; IBC Life Sciences’ TIDES® 2010; and 4th Annual RNAi & miRNA World Congress.

•

Presented at the following investor meetings: OneMedForum; BIO CEO & Investor; Roth OC Growth; Washington Biotechnology & Biomedical Association Life Science Innovation; 2010 BIO Business Forum; and MDB Capital Group Bright Lights.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended March 31, 2010. The call is scheduled for Thursday, May 13, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 800-561-2693 and international callers should dial 617-614-3523. The participant code for the live conference call is 48939667. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 58238846.

Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in oncology. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors; and (vi) the failure of the stockholders of MDRNA to approve the merger with Cequent, the failure of either party to meet any of the other conditions to closing the merger, contractual restrictions on the conduct of our business included in the merger agreement, and any impact on our relationships with third parties as a result of the announcement of the proposed merger. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Additional Information about the Merger will be filed with the SEC

This press release may be deemed to be solicitation material regarding the proposed merger of MDRNA and Cequent. In connection with the proposed merger, MDRNA intends to file relevant materials and documents with the Securities and Exchange Commission (SEC), including a proxy statement, which will be mailed to the stockholders of MDRNA. Investors and the public are urged to read these materials carefully and in their entirety when they become available because they will contain important information about the companies, the proposed merger and the expectations for the combined company. The proxy statement and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and the public may obtain free copies of the documents filed with the SEC by MDRNA by directing a written request to MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, Attention: Investor Relations. The directors, executive officers and employees of MDRNA may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the special interests of these directors, executive officers and employees in the proposed merger, if any, will be included in the proxy statement referred to above.

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Contacts:

MDRNA, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@mdrnainc.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2009	2010
	(Unaudited)
License and other revenue	$14,151	$184

Operating expenses:
Research and development	4,116	3,599
Selling, general and administrative	2,107	2,559
Restructuring	133	26

Total operating expenses	6,356	6,184

Income (loss) from operations	7,795	(6,000)
Other income (expense):
Interest income	2	—
Interest and other expense	(143)	(780)
Net gain on settlement of liabilities	654	—
Change in fair value price adjustable warrants	(1,027)	(2,710)

Net income (loss)	$7,281	$(9,490)

Basic and diluted net income (loss) per share:
Net income (loss) per common share — basic and diluted	$0.23	$(0.20)

Shares used in computing net income (loss) per share – basic and diluted	32,243	47,328

	December 31, 2009	March 31, 2010
Selected Balance Sheet Data (In Thousands)	(Unaudited)	(Unaudited)
Cash (includes restricted cash of $998 and $1,156, respectively)	$1,746	$3,786
Accounts Receivable, net	211	127
Property and Equipment and Other Assets	5,272	4,684

Total Assets	7,229	8,597

Fair Value Liability for Price Adjustable Warrants	7,243	11,214
Other Liabilities	6,872	6,906

Total Liabilities	14,115	18,120

Accumulated Deficit	(263,017)	(272,507)